Exhibit 10.68

Grant Number

INTERDIGITAL COMMUNICATIONS CORPORATION

INVENTOR STOCK OPTION AGREEMENT

This Inventor Stock Option Agreement (“Agreement”) is made as of the          day of                     , 20     (“Grant Date”) between                                  (“Optionee”) and InterDigital Communications Corporation (“Company”), a Pennsylvania corporation.

WHEREAS, the Company desires to grant Optionee stock options and Optionee desires to accept such options as further specified herein.

NOW, THEREFORE in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1. A NON-QUALIFIED Stock Option (“Option”) for a total of                                  (            ) shares of Common Stock, par value of $0.01 per share, of the Company is hereby granted to Optionee subject to all of the terms and provisions of the Company’s 2000 Stock Award and Incentive Plan (“Plan”), which Plan is incorporated herein by reference.

2. The Option price, as determined by the Committee with authority for administering the Plan (“Committee”) for the Company, is $             per share, the market price of the Company’s Common Stock on the Grant Date.

3. The term of the Option shall be the period from the Grant Date to                     , 20    , subject to extension or to earlier termination and/or acceleration as provided in the Plan (“Option Term”).

The Option shall vest as specified by the terms of the Company’s Inventor Compensation Policy as amended from time-to time at the Company’s sole discretion (“Policy”).

4. The Option shall be subject to the terms of the Policy except with respect to the Grant Date and the exercise price set forth in Section 2 hereof. The Option is granted in conjunction with the patent number identified by the Company’s Docket Number                     .

5. The Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation.

6. The Option is not assignable or transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order.

7. Optionee acknowledges receipt of the Plan and the Policy, copies of which are annexed hereto, and represents that he/she is familiar with the terms and provisions thereof, including, without limitation, early termination of the Option Term in the event Optionee ceases to be employed by the Company. Optionee hereby accepts the Option subject to all of the terms and provisions of the Plan.

8. Optionee agrees to hereby accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Policy or this Agreement.

9. Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him/her any taxes required to be withheld by federal, state or local law as a result of the exercise of the Option.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

Attest:	InterDigital Communications Corporation

By:	By:

By:
(Signature of Optionee)